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                            PHOTOGEN TECHNOLOGIES, INC.
                          7327 OAK RIDGE HIGHWAY, SUITE B
                                KNOXVILLE, TN 37931

                                                          Phone:  423\769-4012
                                                            Fax:  423\769-4013

                               FOR IMMEDIATE RELEASE
                        KNOXVILLE, TENNESSEE MARCH 12, 1998

     Photogen Technologies, Inc. (NASDAQ OTC BULLETIN BOARD: PHGN) announced today that it has completed a private placement of 875,000 shares of common stock for $8.00 a share to a number of accredited investors. The Company has received $7,000,000 in proceeds from this offering.

     The 875,000 shares sold in the private placement were not registered under applicable securities laws and are considered "restricted stock."
These shares cannot be sold by their holders in the absence of a registration statement except pursuant to an exemption from registration (including in compliance with SEC Rule 144 after the shares have been held for at least one year). After issuance of shares in the offering, the Company will have a total of 36,875,000 shares of its common stock outstanding.

     The Company expects to use the proceeds from the sale of the common stock (net of legal, accounting and other expenses related to the offering estimated to be approximately $50,000), over the next 18 to 24 months, for corporate overhead and operating expenses, animal and clinical trials, the purchase or lease of scientific and laboratory equipment, legal and regulatory consulting fees and for other working capital purposes, assuming the Company has no revenues during that period. Pending use by the Company, the net proceeds will be invested primarily in United States Government obligations.

     The Company, through its wholly-owned subsidiary Photogen, Inc., is a development stage company focused on creating photodynamic-related health care products based on its proprietary simultaneous two photon excitation technology. The Company has discovered new methods for using laser-generated light to activate photoactive agents within deep tissue sufficient to produce a range of beneficial therapeutic and diagnostic outcomes. These technologies involve methods, materials and devices that may be used to produce light and photoactive agents that will destroy diseased cells, remove tissue, or identify and diagnose disease.

     This press release may contain forward-looking statements that involve risks and uncertainties. A full discussion of the Company's operations and financial condition, including factors that may affect the Company's business and future prospects, is contained in documents the Company files with the Securities and Exchange Commission, such as the Company's Form 10-SB and the Company's reports on Form 10-QSB and Form 10-KSB. These documents identify important factors that could cause the Company's actual performance to differ from current expectations.

     For further information, please contact John Smolik, Photogen's President and Chief Executive Officer, at (423) 769-4012.